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NEWS RELEASE
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STERN AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone: (310) 442-8414



                          IWERKS AND SHOWSCAN ANNOUNCE
                                MERGER AGREEMENT

August 5, 1997 -- Iwerks Entertainment (NASDAQ: IWRK) and Showscan Entertainment (NASDAQ: SHOW) today announced that they have signed a definitive agreement to merge. The combined company, which will bring together the two largest motion simulation companies, will be the largest provider of ride simulation entertainment attractions and software in the world.

The transaction calls for each share of Showscan common stock to be converted into 0.85 of a share of Iwerks common stock. Outstanding Showscan convertible preferred stock will be exchanged for Iwerks common stock at the 0.85 ratio on an as converted basis. Iwerks expects to issue approximately 5.62 million shares of Iwerks common stock in the merger (plus shares issuable upon exercise of outstanding Showscan options and convertible notes) resulting in an estimated transaction value of approximately $27.4 million (based upon a closing price of Iwerks common stock on the Nasdaq National Market on August 4, 1997 of $4.875 per share.) The transaction will be accounted for as a pooling of interests, after which Showscan will become a wholly owned subsidiary of Iwerks.

Completion of the merger is subject to stockholder approval, as well as other customary closing conditions. The transaction is expected to close in the fourth calendar quarter of this year.

As a result of the merger, the combined company will have:

         - Over 160 simulation theaters, which is the largest installed base of simulation theaters in the world;

         - Pro forma recurring film licensing revenues of approximately $12 million, based on Iwerks' and Showscan's fiscal 1997 results;

         - An expanded presence in the important Asian market, where Showscan has a strong installed base of 26 theaters;

         - Distribution rights to an industry-leading library of more than 60 ride simulation titles, including the critically-acclaimed Devil's Mine Ride and Cosmic Pinball from the Showscan 28 title library and Dino Island and Secrets of the Lost Temple from the Iwerks 40 title library; and

         - Showscan's interests in owned and operated attractions in Los Angeles at Universal City Walk and in London at the Trocadero, among others.


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         Roy A. Wright, Iwerks' Chairman and Chief Executive Officer, will be
         Chairman and Chief Executive Officer of the combined company. Wright said, "This significant strategic move creates a company that is the strong leader in the ride simulation market. The creative and technical skills of the combined company will help us better serve and support our existing networks via premium software and technical innovation, while strengthening our marketing and sales effort to continue the growth of the market overall.

         "This merger also provides the combined company significant opportunities to realize efficiencies and synergies available by operating with a combined corporate overhead. We expect to realize significant cost savings in the combination, particularly in the areas of general and administrative expenses as well as marketing and selling expenses."

         Dennis Pope, President and Chief Executive Officer of Showscan, said, "This transaction allows Showscan stockholders to be part of the largest simulation entertainment company in the world. It is another step in bringing the remarkable promise of simulation entertainment to fruition.

         "The combined company will be the strongest, broadest and most versatile player in the industry. Existing and potential customers of both companies will win because they will now have access to the broadest selection of software and technology options, as well as the exemplary service and support the combined company will provide."

         In connection with execution of the definitive merger agreement, certain stockholders of Showscan, holding approximately 1.2 million shares of capital stock, have granted Iwerks an irrevocable proxy to vote their shares in favor of the merger at a forthcoming meeting of Showscan's stockholders. In addition certain stockholders of Iwerks, holding approximately 1.6 million shares of Iwerks common stock, have granted Showscan an irrevocable proxy to vote their shares in favor of the merger at a forthcoming meeting of Iwerks' stockholders. In addition, three members of Showscan's board of directors will join the combined company's board of directors.

         Showscan Entertainment, based in Culver City, California, was founded in 1984 to commercially exploit the patented Showscan(TM) film process created by Douglas Trumbull and Paramount Pictures. In 1984, Showscan created the first major simulation entertainment attraction at the CN Tower in Toronto, Canada. Showscan then developed a motion simulation theater product using the hyper-realistic Showscan process which was marketed to theme parks and entertainment centers worldwide. Showscan has long-term multi-theater installation agreements with United Artists Theatre Circuit , Imagine Japan, King's Entertainment Co. (Taiwan) and Reality Cinemas (Australia.)

         Today, Showscan is an international leader in the production and exhibition of exciting movie-based entertainment attractions shown in large screen, special format theaters worldwide. Showscan's simulation and specialty theaters are open or under construction in 24 countries around the world, located in theme parks, motion picture multiplexes,




                               STERN AND COMPANY
                      12121 Wilshire Boulevard - Suite 520
                         Los Angeles, California 90025
              Telephone: (310) 442-8414  -  Facsimile: 310-442-8411
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         expos, world's fairs, resorts, shopping centers, casinos, museums and other tourist destinations. Showscan owns and operates its own theaters, and operates others in partnership with leading entertainment companies around the world.

         Iwerks Entertainment, Inc. is the world's leading producer of innovative, high-tech, multi-sensory experiences such as ride simulation, giant screen theaters and other immersive attractions for the location-based entertainment (LBE) market. Founded in 1986 in Burbank, California, Iwerks Entertainment has installed over 270 attractions worldwide. Clients include Paramount Parks, Six Flags Theme Parks, Walt Disney Theme Parks, AT&T, Hoyts Corporation, and Dave and Buster's.

         NOTE: With the exception of the historical information, the matters discussed above include forward looking statements that involve risks and uncertainties. Certain important factors could cause actual results to differ materially from those indicated in the forward-looking statements. The ability of the combined company to achieve cost savings and revenue growth will depend on its ability to quickly and effectively merge the operations and the product lines and manage the resulting larger operations. Other factors impacting future results include revenue, costs of sales and the ability of the Company to maintain pricing at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the performance by the Company under its existing purchase contracts and the ability to obtain new contracts, the success of the Company's owned and operating strategy, the ability of the Company to find additional sponsors for its Reactors(TM) or alternative sources of revenue, the ability of the Company to identify and successfully negotiate arrangements with joint venture and other strategic partners, the success of the Company's film software, the effects of technological developments, competition, general economic conditions and acts of God and other events outside the control of the Company.

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For Iwerks Entertainment, Inc.

Contacts:   William Battison                          Joseph Kessler
            Executive Vice President                  Bozell Sawyer Miller Group
            Iwerks Entertainment                      (310) 442-2532
            (818) 840-6111

For Showscan Entertainment Inc.

Contacts:   W. Tucker Lemon                           Steve Stern
            Senior Vice President &                   Stern and Company
               General Counsel                        (310) 442-8414
            Showscan Entertainment Inc.
            (310) 558-0150



                               STERN AND COMPANY
                      12121 Wilshire Boulevard - Suite 520
                         Los Angeles, California 90025
              Telephone: (310) 442-8414  -  Facsimile: 310-442-8411